ESCROW AGREEMENT

This Escrow Agreement (“Agreement”) is made and entered into as of this 30th day of January, 2008, by and among: CorMedix, Inc., a Delaware corporation (the “Corporation”), ND Partners LLC, a Delaware limited liability company (the “Subscriber”) and the Secretary of the Corporation (the “Escrow Agent”).

Recitals

A. The Corporation and the Subscriber have entered into a Common Stock Subscription Agreement dated as of the date hereof (the “Subscription Agreement”), pursuant to which the Corporation is issuing shares of Common Stock to the Subscriber in consideration for the Subscriber’s performance under a License and Assignment Agreement dated as of even date therewith (the “License Agreement”).

B. The Subscription Agreement contemplates the establishment of an escrow arrangement to secure rights of Subscriber to shares of Common Stock upon the achievement of certain milestones.

Agreement

The parties, intending to be legally bound, agree as follows:

Section 1.  Defined Terms.

1.1 Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given to them in the Subscription Agreement and the License Agreement, as applicable.

Section 2. Escrow.

2.1 Shares and Stock Powers Placed in Escrow.  Upon execution of the Subscription Agreement, in accordance with Section 1(b) of the Subscription Agreement, (a) the Corporation shall issue certificates for shares of Common Stock registered in the name of Subscriber, evidencing the shares of Common Stock to be held in escrow on behalf of the Subscriber in accordance with this Agreement, and (b) the Subscriber shall deliver to the Corporation five “assignments separate from certificate” (“Stock Powers”) endorsed by Subscriber.  The shares of Common Stock being held in escrow pursuant to this Agreement (the “Escrow Shares”) shall collectively constitute an escrow fund (the “Escrow Fund”) to secure the rights of Subscriber to receive certain shares of Common Stock pursuant to the Subscription Agreement.  The Escrow Agent agrees to accept delivery of the Escrow Fund and to hold the Escrow Fund in an escrow account (the “Escrow Account”), subject to the terms and conditions of this Agreement.

2.2 Voting of Escrow Shares.  The record owner of the Escrow Shares shall be entitled to exercise all voting rights with respect to such Escrow Shares.

2.3 Dividends, Etc.  The Corporation and the Subscriber agree among themselves, for the benefit of the Corporation and the Escrow Agent, that any shares of the Corporation’s stock or other property (including ordinary cash dividends) distributable or issuable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares (including pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving the Corporation) shall not be distributed or issued to the beneficial owners of such Escrow Shares, but rather shall be distributed or issued to and held by the Escrow Agent in the Escrow Account as part of the Escrow Fund.  Any securities or other property (including ordinary cash dividends) received by the Escrow Agent in respect of any Escrow Shares held in escrow as a result of any stock split or combination of shares of Common Stock, payment of a stock dividend or other stock distribution in or on shares of Common Stock, or change of Common Stock into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving the Corporation, or otherwise, shall be held by the Escrow Agent as, and shall be included within the definition of, Escrow Shares.

2.4 Transferability.  The interests of the Subscriber in the Escrow Account and in the Escrow Shares shall not be assignable or transferable, other than by operation of law.  No assignment or transfer of any of such interests by operation of law shall be recognized or given effect until the Corporation and the Escrow Agent shall have received written notice of such assignment or transfer.

2.5 Fractional Shares.  No fractional shares of Common Stock or other securities shall be retained in or released from the Escrow Account pursuant to this Agreement.  In connection with any release of Escrow Shares from the Escrow Account, the Corporation and the Escrow Agent shall be permitted to “round down” or to follow such other rounding procedures as the Corporation reasonably determines to be appropriate in order to avoid retaining any fractional shares in the Escrow Account and in order to avoid releasing any fractional shares from the Escrow Account.

2.6 Trust Fund.  The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of the Subscriber or of any party hereto.  The Escrow Agent shall hold and safeguard the Escrow Fund until the Termination Date.

Section 3.  Release of Escrow Shares.

3.1 Within five business days after each Milestone Date (as defined below), the Escrow Agent shall distribute or cause to be distributed to the Subscriber at its business address 25% of the original number of Escrow Shares (or other property held in the Escrow Account), if any, held on such Milestone Date.

3.2 The distributions described in Section 3.1 above shall occur on the following dates (each a “Milestone Date”):

(a)           The date of the first commercial sale of a Licensed Product in the United States.

(b)           The date of the first commercial sale of a Licensed Product in the European Union.

(c)           The date 30 days after the end of the first calendar quarter during which aggregate, lifetime Net Sales of all Licensed Products exceed $200,000,000.

(d)           The date 30 days after the end of the first calendar quarter during which aggregate, lifetime Net Sales of all Licensed Products exceed $500,000,000.

3.3 If any Escrowed Shares (or other property held in the Escrow Account) have not been delivered to the Subscriber pursuant to Section 3.1 by December 31, 2022 (or, subject to Section 6, such earlier date if the License Agreement is terminated), the Escrow Agent shall, on such date, distribute or cause to be distributed to the Corporation at its business address the total number of such Escrow Shares (or other property held in the Escrow Account) for cancellation.  The Subscriber will have no further right, title or interest to such Escrowed Shares distributed to the Corporation in accordance with this Section 3.3.

3.4 The Escrow Agent is not the stock transfer agent for the Common Stock.  Accordingly, whenever a distribution of a number of shares of Common Stock is to be made, the Escrow Agent must requisition the appropriate number of shares from such stock transfer agent, delivering to it the appropriate stock certificates.  For purposes of this Agreement, the Escrow Agent shall be deemed to have delivered Common Stock to the Subscriber when the Escrow Agent has delivered such certificates to such stock transfer agent with instructions to deliver it to the Subscriber.

Section 4. Stock Splits.

4.1 All numbers contained in, and all calculations required to be made pursuant to, this Agreement with respect to the Escrow Shares shall be adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend or similar transaction effected by the Corporation after the date hereof.

Section 5. Limitation of Escrow Agent’s Liability.

5.1 The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent.  The Escrow Agent shall incur no liability with respect to any action taken by him or for any inaction on his part in reliance upon any notice, direction, instruction, consent, statement or other document believed by him in good faith to be genuine and duly authorized, nor for any other action or inaction except for his own gross negligence or willful misconduct.  In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone.  In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages, except for in the case of gross negligence or willful misconduct by the Escrow Agent.

5.2 The Corporation and the Subscriber hereby agree to indemnify the Escrow Agent for, and hold him harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with the Escrow Agent carrying out his duties hereunder.  This right of indemnification, compensation and reimbursement shall survive the termination of this Agreement, and the resignation of the Escrow Agent.

Section 6. Termination.  This Agreement shall terminate on the Termination Date.  The “Termination Date” shall be the earlier of (i) the date that all Escrowed Shares have been released and distributed to either the Subscriber or the Corporation in accordance with Section 3 above or the (ii) the termination of the License Agreement.  Notwithstanding the foregoing, if the License Agreement is terminated by the Corporation pursuant to Article 11.4 of the License Agreement, then this Agreement shall survive such termination until the date described in clause (i) of the preceding sentence; provided, that Escrowed Shares shall continue to be released and distributed in accordance with Section 3 hereof solely with respect to products the manufacture, use or sale of which would infringe one or more issued patents licensed pursuant to the Exclusive License and Consulting Agreement between Subscriber and Hans-Dietrich Polaschegg, dated as of April 29, 2005.

Section 7. Successor Escrow Agent.  In the event the individual serving as Escrow Agent is no longer serving as the secretary of the Corporation, or if the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from his duties and obligations hereunder by giving his written resignation to the parties to this Agreement.  Such resignation shall take effect not less than 30 days after it is given to all parties hereto.  In any such event, the Corporation may appoint a successor Escrow Agent, who may be the successor secretary of the Corporation, if applicable.  The successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein.  The Escrow Agent shall act in accordance with written instructions from the Corporation as to the transfer of the Escrow Fund to a successor escrow agent.

Section 8. Miscellaneous.

8.1 Attorneys’ Fees.  In any action at law or suit in equity to enforce or interpret this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.2 Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, or (b) two business days after sent by registered mail or, by courier or express delivery service, or by facsimile, to the address or facsimile telephone number set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to the Corporation:

CorMedix, Inc.
86 Summit Avenue, Suite 301
Summit, NJ 07901
Attn: President

Telephone: (908) 517-9500
Facsimile: (908) 522-9199

if to the Subscriber:

ND Partners LLC
One Joy Street
Boston, MA 02108
Attention:  Anastasios Parafestas

With a copy to:

BRL Law Group LLC
31 St. James Avenue, Suite 850
Boston, MA 02116

Telephone:  (617) 399-6931
Facsimile:  (617) 399-6930

if to the Escrow Agent:

Corporate Secretary
CorMedix, Inc.
86 Summit Avenue, Suite 301
Summit, NJ 07901
Attention: Secretary

Telephone: (212) 554-4388
Facsimile: (908) 522-9199

With a copy to:

Paramount BioSciences, LLC
787 Seventh Avenue
48th Floor
New York, NY 10019
Attention: Tim Hofer

Telephone: (212) 489-0428

8.3 Headings.  The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.4 Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

8.5 Applicable Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the Borough of Manhattan, County of New York; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Borough of Manhattan, County of New York; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 8.2.

8.6 Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any.  The Subscriber may not assign its rights under this Agreement without the express prior written consent of the Corporation, and any attempted assignment of this Agreement or any of such rights by the Subscriber without such consent shall be void and of no effect.

8.7 Waiver.  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.8 Amendment.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

8.9 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.10 Parties in Interest. Except as expressly provided herein, none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any person other than the parties hereto and their respective successors and assigns, if any.

8.11 Entire Agreement.  This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

8.12 Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action arising out of or related to this Agreement or the transactions contemplated hereby.

8.13 Tax Reporting Information and Certification of Tax Identification Numbers.

(a) The parties hereto agree that, for tax reporting purposes, all interest on or other income, if any, attributable to the Escrow Fund or any other amount held in escrow by the Escrow Agent pursuant to this Agreement shall be allocable to the Subscriber.

(b) The Corporation and the Subscriber agree to provide the Escrow Agent with certified tax identification numbers for each of them by furnishing appropriate forms W-9 (or Forms W-8, in the case of non-U.S. persons) and any other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) to the Escrow Agent within 30 days after the date hereof.  The parties hereto understand that, if such Tax Reporting Documentation is not so furnished to the Escrow Agent, the Escrow Agent shall be required by the Code to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement, and to immediately remit such withholding to the Internal Revenue Service.

8.14 Cooperation.  The Subscriber agrees to cooperate fully with the Corporation and the Escrow Agent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the Corporation or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

8.15 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

In Witness Whereof, the parties have duly caused this Agreement to be executed as of the day and year first above written.

Corporation:

CORMEDIX, INC.

By: /s/ Bruce Cooper
Name: Bruce Cooper
Title: CEO

Subscriber:

ND PARTNERS LLC

By: /s/ Anastasios Parafestas
Anastasios Parafestas, managing member of Spinnaker Capital, LLC, the managing member of ND Partners LLC

Escrow Agent:

SECRETARY, CORMEDIX, INC.

By: /s/ Timothy Hofer
Name: Timothy Hofer
Title: Secretary